Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847/439-2210

FOR YOUR INFORMATION:

COMPANY CONTACT:	PUBLIC RELATIONS CONTACT:
Jeffrey J. Siemers	Katie Wood
Executive Vice President, Chief	Edelman
Administrative and Financial Officer	312/240-2827
and Secretary
847/718-8024

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 6, 2006

Material Sciences Corporation Announces Restatement of Financial Results to

Correct Accounting for Income Taxes

ELK GROVE VILLAGE, IL, January 6, 2006 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated metal applications, today filed restatements of prior period financial statements on Form 10-K/A to correct its accounting for income taxes. The company disclosed on December 5, 2005, that it was going to amend its Annual Report on Form 10-K for fiscal 2005 to restate prior period financial statements in order to correct errors in its accounting for income taxes.

Fiscal 2005 Restated Results

The effect of the restatement for fiscal 2005 is an increase to the provision for income taxes of $1.2 million. The restated net loss for fiscal 2005 totals $0.3 million, or 2 cents per diluted share. The company initially reported net income of $0.9 million, or 6 cents per diluted share. The consolidated balance sheet and statement of cash flows were also restated to reflect the changes in long term deferred tax assets and retained earnings resulting from the changes to the tax provision.

First Quarter 2006 Restated Results

The effect of the cumulative adjustments to the provision for income taxes in fiscal 2005, 2004 and 2003 resulted in a corresponding decrease in the long term deferred tax assets and retained earnings of the Company as of May 31, 2005, and are reflected in the restated condensed consolidated balance sheet at that date.

Fiscal 2003 and 2004 Restated Results

The effect of the restatement on fiscal 2003 is a decrease in net income of $0.9 million resulting in restated net income of $0.6 million, or 4 cents per share. For fiscal 2004 the net loss after accounting for the effects of the restatement is $13.2 million, or 94 cents per share. Previously reported results stated a net income in fiscal 2003 of $1.5 million, or 11 cents per diluted share, and a net loss of $13.9 million or 99 cents per diluted share in fiscal 2004. The corresponding consolidated balance sheets and statements of cash flows were also restated to reflect the changes in long term deferred tax assets and retained earnings resulting from the changes in the accounting for income taxes.

“As previously disclosed, we identified a material weakness in internal controls over accounting for income taxes as a result of the evaluation and testing we undertook as we assessed our internal controls as required under Section 404 of the Sarbanes Oxley Act,” said Jeffrey Siemers, chief administrative and financial officer and secretary of Material Sciences. “During the remediation process, which included the hiring of additional external tax advisors, we discovered errors in the prior accounting for income taxes. The restatement of the income tax expense and related assets is a direct result of this remediation process.”

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems, overcoming technical barriers and enhancing performance. MSC differentiates itself on the basis of its strong customer orientation, knowledge of materials combined with the offer of specific value propositions that define how it will create and share economic value with its customers. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

Additional information about Material Sciences is available at www.matsci.com.